EXHIBIT 10.1

February 28, 2005

Paul E. Rubeli
Chairman of the Board and CEO
Aztar Corporation
2390 E. Camelback Road, Suite 400
Phoenix, Arizona 85016

Dear Paul:

                         In connection with your retirement from the position of Chairman of the Board and Chief Executive Officer ("CEO") of Aztar Corporation (the "Company") on March 1, 2005 (the "Retirement Date") and pursuant to Section 3(e) of the Aztar Corporation NonQualified Retirement Plan for Senior Executives Effective January 1, 1990, you have elected, and the Company has agreed to provide you with, a single lump sum distribution of your retirement benefit. In consideration of the foregoing, you have agreed to enter into a noncompetition agreement with the Company. This letter sets forth the agreement that has been reached between you and the Company concerning the aforementioned noncompetition agreement (this "Agreement").

                        1.         You acknowledge and agree that you possess confidential and proprietary information regarding the Company and its business. Such confidential and proprietary information includes, but is not limited to: financial data, strategic or financial plans, business plans, proprietary project information, marketing plans, future transactions (regardless of whether or not such transactions are executed), customer lists, employee lists, employees' salary and other compensation, and other proprietary and confidential information of the Company, which is not publicly available.

                        2.         You agree that for a period of twelve (12) months following the Retirement Date, you shall not engage in "Competition" with the Company. For purposes of this Agreement, Competition shall mean engaging in, or otherwise directly or indirectly being employed by, acting as a consultant to, or serving on the board of, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting your name to be used in connection with, whether or not for compensation, the activities of any other business or organization which engages in the gaming industry anywhere in North America; provided, however, that it shall not be a violation of this Agreement for you to become the registered or beneficial owner of up to two percent (2.0%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, provided that you do not actively participate in the business of such corporation, including, without limitation, holding a position on the board of such corporation, until such time as this covenant expires.

                        3.         You recognize that a breach or threatened breach by you of any of the provisions of this Agreement will cause the Company irreparable injury. You therefore agree that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining you from any such violation or threatened violation.

                        4.         In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby. Moreover, if any of the provisions of this Agreement shall be for any reason held to be excessively broad as to duration, geographic scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

                        5.         This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, of every kind and nature between the parties with respect to the subject matter hereof. This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

                        6.          This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to its conflict of law rules.

                        7.         You hereby consent to jurisdiction of the state and federal courts located in Arizona with respect to all matters arising out of or related to this Agreement.

                        Please sign below to acknowledge that you voluntarily agree to the terms and conditions set forth herein and return this Agreement to me.

Very truly yours,

ROBERT M. HADDOCK
Robert M. Haddock
President and Chief Financial Officer

Acknowledged and Agreed to:

PAUL E. RUBELI
Paul E. Rubeli
Date:  February 28, 2005

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